Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

      Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES 2004 THIRD QUARTER

RESULTS AND 2004 GUIDANCE UPDATE

RADNOR, PA (PR Newswire) November 3, 2004 – Penn Virginia Corporation (NYSE: PVA) today announced its results for the three months ended September 30, 2004. Net income was $6.4 million, or $0.35 per diluted share, for the third quarter of 2004, which represents a 19 percent increase over the $5.4 million, or $0.30 per diluted share, reported for last year’s third quarter. The higher earnings were primarily the result of higher prices for natural gas, crude oil and coal.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Revenues, in millions	$52.7	$42.0	25%	$162.9	$133.7	22%
Net income (1), in millions	$6.4	$5.4	19%	$28.7	$22.3	29%
Net income per share, diluted	$0.35	$0.30	17%	$1.55	$1.24	25%
Net cash provided by operating activities, in millions	$41.6	$22.9	82%	$100.2	$70.9	41%
Operating cash flow, non-GAAP (2), in millions	$38.0	$27.9	36%	$108.7	$82.3	32%

(1)	Included in net income for the nine months ended September 30, 2003 is a gain of $1.4 million, or $0.08 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”
(2)	See attached table “Reconciliation of Certain Non-GAAP Financial Measures” for a reconciliation of operating cash flow to net cash provided by operating activities.

Oil and Gas Segment Review

See the Company’s October 27, 2004 news release for a more detailed discussion of operating results for the oil and gas segment. Oil and gas operating income for the third quarter of 2004 was $9.4 million, up three percent from the $9.1 million reported for the same quarter of 2003. Highlights of quarter-to-quarter comparisons are as follows:

•	Oil and gas revenues increased by 14 percent to $33.0 million from $29.0 million in the third quarter of 2003. Increased crude oil and natural gas realized prices, partially offset by a decline in crude oil production, accounted for most of the $4.0 million increase. The average realized sale price for natural gas in the third quarter of 2004 was $5.85 per thousand cubic feet (Mcf), an increase of 19 percent from

$4.93 per Mcf realized in 2003’s corresponding period. PVA realized $34.55 per barrel for its oil production, up 39 percent from $24.87 per barrel in 2003’s third quarter. The Company produced 5.6 billion cubic feet of natural gas equivalent (Bcfe), a seven percent decrease from 6.0 Bcfe in the third quarter of 2003. The decrease was due primarily to pipeline curtailments reducing production in the Company’s Appalachian operating areas.

•	Total oil and gas segment expenses increased by 18 percent to $23.6 million compared to $20.0 million in the third quarter of 2003. The increase was primarily related to higher exploration expenses.

•	Exploration expenses increased to $7.5 million in the third quarter of 2004 from $3.7 million in the third quarter of 2003 primarily due to higher dry hole costs resulting from drilling three unsuccessful exploratory wells in the Gulf Coast region.

•	Depreciation, depletion, and amortization (DD&A) expense decreased to $8.3 million in the third quarter of 2004 from $8.6 million in the third quarter of 2003. The lower DD&A expense was the result of lower production volumes, partially offset by higher average depletion rates. The DD&A rate increased to $1.47 per Mcfe produced in third quarter 2004 from $1.42 per Mcfe produced in 2003’s third quarter due to a greater percentage of production coming from relatively higher cost horizontal coalbed methane (CBM) and Gulf Coast wells.

Oil and gas segment capital expenditures for the third quarter of 2004 totaled $38.6 million including $28.8 million to drill 41 (21.8 net) development and exploration wells, $9.0 million for lease acquisition and field projects, and $0.8 million for the acquisition of seismic data and other. Oil and gas segment capital expenditures for 2004 are now expected to be between $125 and $130 million. See the Guidance Table included in this release for additional information regarding 2004 capital expenditures.

Coal Royalty and Land Management Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Third quarter 2004 segment operating income was a record $10.5 million, or 64 percent higher than the $6.4 million reported in the third quarter of 2003. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $18.0 million in the third quarter of 2004, a 50 percent increase over $12.0 million in the third quarter of 2003, due to increased tonnage mined on PVR’s properties and higher average royalties per ton. Coal production from PVR’s properties in the third quarter of 2004 was a record 8.0 million tons, a 29 percent increase over the 6.2 million tons produced in the third quarter of 2003. Significant increases in production from three leases on PVR’s Coal River property in West Virginia were the primary contributors. Average royalties per ton increased 18 percent to $2.26 in the third quarter of 2004 compared to $1.92 in the same quarter of 2003. The increase in average royalties per ton was primarily due to stronger market conditions for coal resulting in higher prices for coal sold by lessees and a greater percentage of production from certain price-sensitive leases.

•	Other revenues increased to $1.4 million in the third quarter of 2004 compared to $0.9 million in the third quarter of 2003. The increase was primarily due to the start-up operations at two of PVR’s coal loading facilities in July 2003 and February 2004. Both facilities are located on PVR’s Coal River property.

•	Operating expenses increased to $1.8 million in the third quarter of 2004 from $0.7 million in the third quarter of 2003, primarily as a result of increased production from certain properties subleased from third parties by PVR.

•	DD&A expense increased to $4.8 million in the third quarter of 2004 from $3.7 million in the third quarter of 2003, primarily as a result of increased coal production.

Effective July 1, 2004, PVR acquired a 50 percent interest in a joint venture formed with Massey Energy Company (NYSE:MEE) to own and operate end-user coal handling facilities. The purchase price to PVR was $28.4 million and was funded through PVR’s credit facility.

PVR recently announced that it will pay a $0.54 per unit quarterly cash distribution (an annualized rate of $2.16) on November 12, 2004, to unit holders of record as of November 3, 2004.

Capital Resources

At September 30, 2004, Penn Virginia had borrowed $73 million under its $150 million credit facility, which is expandable to $200 million at the Company’s option. PVR’s outstanding borrowings as of September 30, 2004 were $117.9 million, including $4.8 million of senior unsecured notes classified as current portion of long-term debt. The Company’s ratio of net debt to net debt plus shareholders’ equity was 44 percent as of September 30, 2004, a slight increase from 42 percent at December 31, 2003. Including the minority interest in PVR as equity, the ratio as of September 30, 2004 was 30 percent compared to 28 percent at December 31, 2003.

Management Comment

Commenting on the quarter and the year to date, A. James Dearlove, Penn Virginia President and CEO, said “Both segments of Penn Virginia’s business have benefited from the current energy price environment. Through the third quarter oil and gas production is up only slightly over 2003 due primarily to the pipeline curtailments in the East, which ended November 1, and delays in drilling some of the wells in this year’s Gulf Coast program. However, as discussed elsewhere in this release, net income and cash flow for 2004 are well ahead of the same period in 2003. The horizontal CBM program, the Cotton Valley project in East Texas and the Mississippi development drilling effort all continue to produce very positive results. With the Appalachian curtailment behind us, we expect production to increase in the fourth quarter and as we enter 2005. Although we have drilled some dry holes in our exploration program this year, we remain very encouraged by our overall long term success, and especially by the number of prospects being generated as we evaluate the 3D seismic data purchased in 2003 and 2004.

Penn Virginia Resource Partners, PVR, is benefiting from the strong coal market conditions, particularly in the east. Our lessees are exceeding their estimated production levels which, coupled with the higher coal royalty realizations per ton, has resulted in record levels of revenue and operating income for PVR. As a result of the continued strength in the coal market, we have raised our guidance levels for coal production, revenues and royalties. The high prices of oil and natural gas as well as the difficulty of bringing large new supplies of coal quickly to market indicate that coal prices should stay strong in 2005. We continue to look for opportunities to grow PVR through accretive acquisitions of coal reserves and coal infrastructure projects, as evidenced by our recently announced joint venture with Massey Energy (NYSE: MEE), and we continue to evaluate midstream oil and gas opportunities.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the fourth quarter and full year 2004.

Conference Call

A conference call and webcast, at which management will discuss results and outlook for 2004, is scheduled for Thursday, November 4, 2004 at 3:00 p.m. EST. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call. You can also participate via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until November 5, 2004 at 11:59 p.m. EST by dialing 1-877-660-6853. Replay passcodes: Account number 1628 and Conference number 122045. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for oil and natural gas and coal, projected supply of oil and natural gas and coal, lessee delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices royalties, minimum rental payments and joint venture distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 11, 2004, and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Production
Natural gas (MMcf)	5,052	4,728	16,105	14,516
Oil and condensate (Mbbl)	97	216	307	526
Total oil and natural gas production (MMcfe)	5,634	6,024	17,947	17,672
Coal royalty tons (000)	7,971	6,229	23,865	19,252

Prices
Natural gas ($/Mcf)	$5.85	$4.93	$5.96	$5.46
Oil and condensate ($/Bbl)	$34.55	$24.87	$32.15	$26.61
Coal royalties ($/ton)	$2.26	$1.92	$2.20	$1.85

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Natural gas	$29,530	$23,293	$95,938	$79,197
Oil and condensate	3,351	5,372	9,869	13,999
Coal royalties	18,018	11,960	52,395	35,658
Coal services	888	484	2,614	1,523
Timber	204	80	499	829
Other	750	832	1,621	2,534

Total revenues	52,741	42,021	162,936	133,740

Expenses
Lease operating	5,236	4,092	15,549	11,965
Exploration	7,508	3,752	14,903	11,714
Taxes other than income	2,682	2,854	8,176	8,922
General and administrative	6,643	6,302	18,074	18,140
Depreciation, depletion and amortization	13,179	12,265	40,722	36,623

Total expenses	35,248	29,265	97,424	87,364

Operating Income	17,493	12,756	65,512	46,376

Other Income (Expense)
Interest expense	(1,719)	(1,380)	(4,573)	(3,837)
Interest and other income	274	301	806	951

Income from operations before minority interest, income taxes and effect of change in accounting principle	16,048	11,677	61,745	43,490

Minority interest in Penn Virginia Resource Partners, L.P.	5,073	2,936	14,271	8,778
Income tax expense	4,541	3,298	18,818	13,784

Income from operations before cumulative effect of change in accounting principle	6,434	5,443	28,656	20,928

Cumulative effect of change in accounting principle	—	—	—	1,363

Net Income	$6,434	$5,443	$28,656	$22,291

Per Share Data
Income before cumulative effect of change in accounting principle, basic	$0.35	$0.30	$1.57	$1.17
Cumulative effect of change in accounting principle, basic	—	—	—	0.08

Net income per share, basic	$0.35	$0.30	$1.57	$1.25

Income before cumulative effect of change in accounting principle, diluted	$0.35	$0.30	$1.55	$1.16
Cumulative effect of change in accounting principle, diluted	—	—	—	0.08

Net income per share, diluted	$0.35	$0.30	$1.55	$1.24

Weighted average shares outstanding, basic	18,357	17,992	18,268	17,948
Weighted average shares outstanding, diluted	18,574	18,138	18,452	18,064

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets	$56,797	$51,905
Net property and equipment	667,116	625,803
Equity investment	28,607	—
Other assets	5,068	6,025

Total assets	$757,588	$683,733

Liabilities and Shareholders’ Equity
Current liabilities	$35,597	$33,242
Long-term debt	73,000	64,000
Long-term debt of Penn Virginia Resource Partners, L.P.	113,093	90,286
Other liabilities and deferred taxes	108,946	94,049
Minority interest in Penn Virginia Resource Partners, L.P.	189,700	190,508
Shareholders’ equity	237,252	211,648

Total liabilities and shareholders’ equity	$757,588	$683,733

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Activities
Net income	$6,434	$5,443	$28,656	$22,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,179	12,265	40,722	36,623
Minority interest in Penn Virginia Resource Partners, L.P.	5,073	2,936	14,271	8,778
Cumulative effect of change in accounting principle	—	—	—	(1,363)
Deferred income taxes	6,350	4,360	13,314	10,495
Dry hole and leasehold amortization	6,676	2,490	9,322	4,098
Other	243	408	2,379	1,363

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	37,955	27,902	108,664	82,285
Changes in operating assets and liabilities	3,640	(4,967)	(8,470)	(11,381)

Net cash provided by operating activities	41,595	22,935	100,194	70,904

Investing Activities
Additions to property and equipment	(38,302)	(22,976)	(87,931)	(98,083)
Acquisitions	(28,442)	—	(28,442)	—
Other	800	236	1,423	547

Net cash used in investing activities	(65,944)	(22,740)	(114,950)	(97,536)

Financing Activities
Dividends paid	(2,065)	(2,023)	(6,176)	(6,061)
Distributions paid to minority interest holders	(5,556)	(5,313)	(16,335)	(14,566)
Net proceeds from PVA borrowings	10,000	4,633	9,000	41,948
Net proceeds from PVR borrowings	27,000	—	26,000	1,613
Payments for debt issuance costs	—	—	—	(1,419)
Issuance of stock	40	479	3,843	1,663

Net cash provided by (used in) financing activities	29,419	(2,224)	16,332	23,178

Net increase (decrease) in cash and cash equivalents	5,070	(2,029)	1,576	(3,454)
Cash and cash equivalents-beginning balance	14,514	11,916	18,008	13,341

Cash and cash equivalents-ending balance	$19,584	$9,887	$19,584	$9,887

PENN VIRGINIA CORPORATION

THIRD QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

			Coal Royalty and Land Management	All Other	Consolidated
	Oil and Gas
	Amount	(per Mcfe) *
Three months ended September 30, 2004

Production
Oil and gas (MMcfe)	5,634
Natural gas (MMcf)	5,052
Crude oil (Mbbl)	97
Coal royalty tons (thousands of tons)			7,971

Revenues
Natural gas	$29,530	$5.85	$—	$—	$29,530
Oil and condensate	3,351	34.55	—	—	3,351
Coal royalties	—		18,018	—	18,018
Coal services	—		888	—	888
Timber	—		204	—	204
Other	134		287	329	750

Total revenues	33,015	5.86	19,397	329	52,741

Expenses
Lease operating	3,309	0.59	1,777	150	5,236
Exploration	7,508	1.33	—	—	7,508
Taxes other than income	2,349	0.42	239	94	2,682
General and administrative	2,110	0.37	2,077	2,456	6,643
Depreciation, depletion and amortization	8,307	1.47	4,764	108	13,179

Total expenses	23,583	4.18	8,857	2,808	35,248

Operating Income	$9,432	$1.68	$10,540	$(2,479)	$17,493

Additions to property and equipment	$38,195		$72	$35	$38,302

			Coal Royalty and Land Management	All Other	Consolidated
	Oil and Gas
	Amount	(per Mcfe) *
Three months ended September 30, 2003

Production
Oil and gas (MMcfe)	6,024
Natural gas (MMcf)	4,728
Crude oil (Mbbl)	216
Coal royalty tons (thousands of tons)			6,229

Revenues
Natural gas	$23,293	$4.93	$—	$—	$23,293
Oil and condensate	5,372	24.87	—	—	5,372
Coal royalties	—		11,960	—	11,960
Coal services	—		484	—	484
Timber	—		80	—	80
Other	370		288	174	832

Total revenues	29,035	4.82	12,812	174	42,021

Expenses
Lease operating	3,195	0.53	748	149	4,092
Exploration	3,747	0.62	5	—	3,752
Taxes other than income	2,364	0.39	389	101	2,854
General and administrative	2,105	0.35	1,661	2,536	6,302
Depreciation, depletion and amortization	8,572	1.42	3,659	34	12,265

Total expenses	19,983	3.31	6,462	2,820	29,265

Operating Income	$9,052	$1.51	$6,350	$(2,646)	$12,756

Additions to property and equipment	$20,770		$1,991	$215	$22,976

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR TO DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

			Coal Royalty and Land Management	All Other	Consolidated
	Oil and Gas
	Amount	(per Mcfe) *
Nine months ended September 30, 2004

Production
Oil and gas (MMcfe)	17,947
Natural gas (MMcf)	16,105
Crude oil (Mbbl)	307
Coal royalty tons (thousands of tons)			23,865

Revenues
Natural gas	$95,938	$5.96	$—	$—	$95,938
Oil and condensate	9,869	32.15	—	—	9,869
Coal royalties	—		52,395	—	52,395
Coal services	—		2,614	—	2,614
Timber	—		499	—	499
Other	207		584	830	1,621

Total revenues	106,014	5.91	56,092	830	162,936

Expenses
Lease operating	9,525	0.53	5,574	450	15,549
Exploration	14,903	0.83	—	—	14,903
Taxes other than income	7,308	0.41	753	115	8,176
General and administrative	5,727	0.32	6,036	6,311	18,074
Depreciation, depletion and amortization	26,015	1.45	14,385	322	40,722

Total expenses	63,478	3.54	26,748	7,198	97,424

Operating Income	$42,536	$2.37	$29,344	$(6,368)	$65,512

Additions to property and equipment	$86,888		$939	$104	$87,931

			Coal Royalty and Land Management	All Other	Consolidated
	Oil and Gas
	Amount	(per Mcfe) *
Nine months ended September 30, 2003

Production
Oil and gas (MMcfe)	17,672
Natural gas (MMcf)	14,516
Crude oil (Mbbl)	526
Coal royalty tons (thousands of tons)			19,252

Revenues
Natural gas	$79,197	$5.46	$—	$—	$79,197
Oil and condensate	13,999	26.61	—	—	13,999
Coal royalties	—		35,658	—	35,658
Coal services	—		1,523	—	1,523
Timber	—		829	—	829
Other	595		1,324	615	2,534

Total revenues	93,791	5.31	39,334	615	133,740

Expenses
Lease operating	9,094	0.51	2,422	449	11,965
Exploration	11,648	0.66	66	—	11,714
Taxes other than income	7,446	0.42	978	498	8,922
General and administrative	5,624	0.32	5,199	7,317	18,140
Depreciation, depletion and amortization	24,493	1.39	12,027	103	36,623

Total expenses	58,305	3.30	20,692	8,367	87,364

Operating Income	$35,486	$2.01	$18,642	$(7,752)	$46,376

Additions to property and equipment	$94,094		$3,437	$552	$98,083

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$41,595	$22,935	$100,194	$70,904
Adjustments:
Changes in operating assets and liabilities	(3,640)	4,967	8,470	11,381

Operating cash flow	$37,955	$27,902	$108,664	$82,285

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2004.

	Actual				Guidance
	First Quarter 2004	Second Quarter 2004	Third Quarter 2004	Year to Date 2004	Fourth Quarter 2004			Full Year 2004
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Note a	5.8	5.3	5.1	16.1	6.0	-	6.8	22.1	-	22.9
Oil production (Mbbl) - See Note b	116	94	97	307	89	-	109	396	-	416
Equivalent production (Bcfe)	6.5	5.9	5.6	17.9	6.6	-	7.3	24.5	-	25.2
Equivalent daily production (MMcfe)	70.9	64.4	61.2	65.3	71.5	-	79.5	66.8	-	68.9

Expenses:
Lease operating ($ per Mcfe)	$0.46	$0.56	$0.59	$0.53	$0.51	-	0.55	$0.50	-	0.55
Exploration ($ millions)	$5.6	$1.8	$7.5	14.9	$8.1	-	10.5	$23.0	-	25.4
Taxes other than income (% of oil & gas revenue)	7.5%	6.1%	7.1%	6.9%	7.2%	-	8.0%	6.7%	-	7.4%
General and administrative ($ millions)	$1.8	$1.8	$2.1	$5.7	$2.0	-	2.4	$7.7	-	8.1
Depreciation, depletion and amortization ($ per Mcfe)	$1.44	$1.44	$1.47	$1.45	$1.47	-	1.55	$1.43	-	1.51

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	8.0	7.9	8.0	23.9	7.4	-	8.1	31.3	-	32.0
Revenues:
Coal royalties	$16.9	$17.5	$18.0	$52.4	$16.7	-	18.9	$69.1	-	71.3
Coal services	$0.8	$0.9	$0.9	$2.6	$0.7	-	0.9	$3.3	-	3.5
Timber and other	$0.3	$0.3	$0.5	$1.1	$0.9	-	1.2	$2.0	-	2.3
Expenses:
Operating	$1.7	$2.1	$1.8	$5.6	$1.3	-	1.9	$6.9	-	7.5
Taxes other than income	$0.3	$0.2	$0.2	$0.7	$0.2	-	0.4	$0.9	-	1.1
General and administrative	$2.0	$2.0	$2.1	$6.1	$1.8	-	2.0	$7.9	-	8.1
Depreciation, depletion and amortization	$4.8	$4.8	$4.8	$14.4	$4.5	-	4.9	$18.9	-	19.3
Interest expense:
Average long-term debt outstanding	$92.2	$91.3	$111.4	$99.8	$ 117.4			$ 103.1
Net interest rate assumed	4.6%	5.0%	5.0%	4.8%		6.0%			5.2%

Corporate and Other:
General and administrative	1.9	1.9	2.5	6.3	$9.1	-	10.7	$15.4	-	17.0
Interest expense:
Average long-term debt outstanding	$61.0	$56.5	$67.5	$62.3	$63.0	-	73.0	$62.4	-	69.0
Net interest rate assumed	3%	3%	3%	3%		3%			3%
Percentage capitalized - see Note c	100%	100%	100%	100%	90%	-	100%	90%	-	100%
Minority interest in PVR					see Note d
Income tax rate - see Note e	39%	39%	41%	40%		40%			40%

Capital Expenditures:
Development drilling	$11.8	$23.3	$20.8	$55.9	$10.7	-	13.3	$66.6	-	69.2
Exploratory drilling	$1.7	$2.3	$8.0	$12.0	$6.2	-	7.0	$18.2	-	19.0
Seismic	$3.9	$0.8	$0.6	$5.3	$4.1	-	4.5	$9.4	-	9.8
Lease acquistion and field projects	$2.8	$8.9	$9.0	$20.7	$10.1	-	11.3	$30.8	-	32.0
Total Oil & Gas Capital Expenditures	$20.2	$35.3	$38.4	$93.9	$31.1	-	36.1	125.0	-	130.0
Coal land management projects	$0.4	$0.5	$28.5	$29.4	$0.0	-	0.4	$29.4	-	29.8

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The Company’s natural gas hedging positions are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Swaps	Collars
			Floor	Ceiling
Fourth Quarter 2004
Costless Collars	19,837		$4.13	$6.54
Swaps	1,234	$4.70
First Quarter 2005
Costless Collars	21,656		$4.60	$7.12
Swaps (January only)	1,100	$4.70
Second Quarter 2005
Costless Collars	18,330		$4.87	$7.04
Third Quarter 2005
Costless Collars	18,000		$5.06	$7.12
Fourth Quarter 2005
Costless Collars	17,000		$5.29	$8.96
First Quarter 2006
Costless Collars	9,133		$5.55	$8.68
Second Quarter 2006
Costless Collars (April only)	5,000		$6.00	$8.19

The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.

b - The Company’s oil hedging positions are summarized below:

Swaps	Average Bbls Per Day	Weighted Average Price per Bbl
Fourth Quarter 2004	482	$30.41
First Quarter 2005 (January only)	400	$30.13

c - The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

d - Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 55.5 percent owned by parties other than Penn Virginia.

e - Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.